News release for immediate release

Contact information:
Heather J. Wietzel
Vice President, Investor Relations and Enterprise Communications
217.788.5144
investorrelations@horacemann.com

Horace Mann Educators Corporation announces appointment of Thomas A. Bradley to Board of Directors

SPRINGFIELD, Ill., Nov. 8, 2021 – Horace Mann Educators Corporation (NYSE:HMN) today announced the appointment of Thomas A. Bradley to its Board of Directors.
Bradley currently serves as Chairman of the Board of Argo Group International Holdings, Ltd.. He retired as executive vice president and CFO of Allied World Assurance Company Holdings, AG, in 2017. He brings a wealth of insurance industry and financial services experience to the Horace Mann Board, including senior financial and operational roles at Zurich Insurance Group, Fair Isaac Corporation and the St. Paul Companies.
“Tom will be an incredibly valuable addition to our Board, especially as the company expands the ways it meets educator needs, such as the pending Madison National Life acquisition,” said Horace Mann Board Chair H. Wade Reece.
“Tom’s strong financial and governance expertise will be beneficial as Horace Mann continues to expand our business and further integrate Environmental, Social and Governance (ESG) factors into our operations,” said Horace Mann President and CEO Marita Zuraitis.
Bradley’s appointment is effective immediately. He will also serve as a member of the Board’s Audit Committee.
“I have long admired Horace Mann’s commitment to serving educators, and I’m pleased to join a company with such a strong focus on growth opportunities,” Bradley said. “As a new member to the Board, I look forward to contributing to those goals.”

About Horace Mann
Horace Mann Educators Corporation (NYSE: HMN) is the largest financial services company focused on providing America's educators and others who serve the community with insurance and retirement solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Illinois. For more information, visit horacemann.com.

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